Exhibit 99.1

FOR IMMEDIATE RELEASE
Fred Pilon, Investor Relations StockerYale, Inc. (603) 870-8229 fpilon@stockeryale.com

STOCKERYALE DISCONTINUES EFFORTS TO ACQUIRE NAVITAR

Salem, NH, December 23, 2004 — StockerYale, Inc. (Nasdaq: STKR), a leading independent provider of photonics-based products today announced that it is discontinuing efforts towards a definitive agreement to acquire Navitar, Inc., a Rochester, New York based company. Navitar is a manufacturer and supplier of optical lens systems and optical solutions for the machine vision and biomedical diagnostics industries. In addition, warrants for the purchase of 6,000,000 shares of StockerYale common stock that were previously granted by StockerYale to The Eureka Interactive Fund Limited, an institutional investor managed by Marshall Wace, LLP, were cancelled as a result of the termination of the proposed acquisition of Navitar.

The parties initially announced the proposed acquisition on November 9, 2004 and had signed a non-binding letter of intent. The proposed transaction was subject, among other things, to the satisfactory completion of due diligence, the execution of a definitive purchase agreement, and the closing of a financing transaction by StockerYale. Mark W. Blodgett, Chairman and CEO of StockerYale, stated, “Although we will be open to further discussions with Navitar, we will continue to search for other acquisition candidates that would provide benefits to our customers and increase value to our shareholders.”

About StockerYale

StockerYale, Inc., headquartered in Salem, NH, is an independent designer and manufacturer of structured light lasers, light emitting diodes, (LEDs), fiber optic, and fluorescent illumination technologies as well as specialty optical fiber and phase masks for use in a wide range of markets and industries including the machine vision, telecommunications, aerospace, defense and security, utilities, industrial inspection and medical markets.

StockerYale serves a widely varied, international customer base and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has offices and subsidiaries in the U.S., Canada, Europe and the Pacific Rim.

For more information about StockerYale and its innovative products, visit the Company’s web site at www.stockeryale.com or contact StockerYale, Inc., at 32 Hampshire Rd., Salem, NH, 03079. Call 800-843-8011, Fax 603-893-5604, Email: info@stockeryale.com.

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